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                          APACHE MEDICAL SYSTEMS, INC.
           EXHIBIT 11.1 - COMPUTATION OF EARNINGS (LOSS) PER SHARE (in thousands, except per share data)

                                                               Three Months Ended June 30,         Six Months Ended June 30,
                                                                  1998             1997              1998            1997
                                                              ------------    ------------       ------------   ------------
Income applicable to common shares:

Net loss                                                            $(817)        $(4,466)             $(823)       $(7,638)

                                                              ------------    ------------       ------------   ------------
              Loss applicable to common shares                      $(817)        $(4,466)             $(823)       $(7,638)
                                                              ============    ============       ============   ============



     Weighted average number of common shares outstanding           7,289           7,245              7,289          7,242


              Weighted average common shares                        7,289           7,245              7,289          7,242
                                                              ============    ============       ============   ============


     Loss per common share                                         $(0.11)         $(0.62)            $(0.11)        $(1.05)
                                                              ============    ============       ============   ============
